UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2008

GT SOLAR INTERNATIONAL, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	333-142383 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors.

(d)

On November 6, 2008, the board of directors (the “Board”) of GT Solar International, Inc. (the “Company”) elected Noel G. Watson to the Board with his term commencing on November 11, 2008.

There are no arrangements or understandings between Mr. Watson and any other person pursuant to which he was selected to serve on the board of directors, and there are no relationships between Mr. Watson and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Pursuant to a letter agreement, Mr. Watson will receive annual cash compensation of $30,000 for his service on the Board, consistent with the Company’s standard non-employee director cash compensation arrangements.  A copy of the letter agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the election of Mr. Watson to the Board, the Compensation Committee of the Board authorized the grant to Mr. Watson of 17,000 restricted stock units, of which 8,500 will vest on the first anniversary of the date of grant and the remaining 8,500 will vest on the second anniversary of the date of grant.  The restricted stock unit agreement with Mr. Watson will provide for accelerated vesting of 8,500 restricted stock units if a change in control (as defined in the agreement) occurs during the twelve months following his appointment to the Board and the remaining 8,500 restricted stock units if a change in control occurs during the twelve months following the anniversary of his appointment to the Board.  Mr. Watson will also be eligible receive to other equity-based awards when, as and if determined by the Compensation Committee of the Board pursuant to the Company’s 2008 Equity Incentive Plan.

A copy of the Company’s press release announcing these changes to the Company’s board of directors is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated November 10, 2008, by and between the Registrant and Noel G. Watson.

99.1	Press Release dated November 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

/s/ Edwin L. Lewis
Date:	November 12, 2008	By:	Edwin L. Lewis
		Its:	Vice President, General Counsel and Secretary